Exhibit 99.1

February 20, 2020	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

Cabot Oil & Gas Corporation Reports Fourth Quarter and Full-Year 2019 Results

HOUSTON, Feb. 20, 2020 /PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) (“Cabot” or the “Company”) today reported financial and operating results for the fourth quarter and full-year 2019.

“Our 2019 results highlight the strength of our company, which was demonstrated by the generation of record levels for net income, operating cash flow, free cash flow, production, proved reserves and operating expenses,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “While we continue to manage through headwinds from lower natural gas prices, our low cost structure and low leverage position will allow us to continue to generate positive free cash flow and economic corporate returns, maintain our financial strength, and return capital to shareholders during these challenging times for the natural gas markets.”

Full-Year 2019 Highlights

•	Net income of $681.1 million (or $1.64 per share); adjusted net income (non-GAAP) of $698.8 million (or $1.68 per share)

•	Free cash flow (non-GAAP) of $563.1 million, marking the fourth consecutive year of positive free cash flow

•	Return on capital employed (ROCE) (non-GAAP) of 22.2 percent

•
Returned $665.4 million of capital to shareholders through dividends and share repurchases, including a 43 percent increase in the quarterly dividend per share and a seven percent reduction in weighted-average shares outstanding

•	Production of 865.3 billion cubic feet equivalent (Bcfe), an increase of 18 percent year-over-year

•	Proved reserves of 12.9 trillion cubic feet equivalent (Tcfe), an increase of 11 percent year-over-year

•	Operating expenses per unit of $1.44 per thousand cubic feet equivalent (Mcfe), an 18 percent improvement year-over-year

•	All-sources and drill-bit finding and development (F&D) costs (non-GAAP) of $0.36 and $0.37 per Mcfe, respectively

•	Reduced net debt-to-EBITDAX (non-GAAP) to 0.7x at year-end 2019

See the supplemental tables at the end of this press release for a reconciliation of non-GAAP measures including adjusted net income, discretionary cash flow, EBITDAX, free cash flow, net debt to adjusted capitalization ratio, ROCE, pre-tax present value of future net cash flows (pre-tax PV-10) and F&D costs.

Fourth Quarter 2019 Financial Results

Fourth quarter 2019 daily production was 2,457 Mmcfe per day (100 percent natural gas), exceeding the high-end of the Company’s guidance range and representing a 10 percent increase relative to the fourth quarter of 2018.

Fourth quarter 2019 net income was $146.9 million, or $0.36 per share, compared to $275.0 million, or $0.64 per share, in the prior-year period. Fourth quarter 2019 adjusted net income (non-GAAP) was $120.8 million, or $0.30 per share, compared to $235.8 million, or $0.55 per share, in the prior-year period. Fourth quarter 2019 EBITDAX (non-GAAP) was $300.3 million, compared to $464.4 million in the prior-year period.

Fourth quarter 2019 net cash provided by operating activities was $263.0 million, compared to $316.1 million in the prior-year period. Fourth quarter 2019 discretionary cash flow (non-GAAP) was $277.5 million, compared to $492.8 million in the prior-year period. Fourth quarter 2019 free cash flow (non-GAAP) was $109.5 million, compared to $241.4 million in the prior-year period.

Fourth quarter 2019 natural gas price realizations, including the impact of derivatives, were $2.15 per thousand cubic feet (Mcf), a decrease of 31 percent compared to the prior-year period. Excluding the impact of derivatives, fourth quarter 2019 natural gas price realizations were $2.05 per Mcf, representing a $0.45 discount to NYMEX settlement prices compared to a $0.42 discount in the prior-year period.

Fourth quarter 2019 operating expenses (including interest expense) decreased to $1.43 per Mcfe, a 24 percent improvement compared to the prior-year period. All operating expenses per unit decreased relative to the prior-year period except for direct operations, which increased slightly primarily due to higher workover expense compared to the prior-year period.

Cabot incurred a total of $161.1 million of capital expenditures in the fourth quarter of 2019 including $155.5 million of drilling and facilities capital, $0.8 million of leasehold acquisition capital, and $4.8 million of other capital. Additionally, the Company contributed $0.4 million to its recently divested equity method pipeline investments. See the supplemental table at the end of this press release reconciling the capital expenditures during the fourth quarter of 2019.

Full-Year 2019 Financial Results

Full-year 2019 daily production was 2,371 Mmcfe per day (100 percent natural gas), representing an 18 percent increase relative to the prior-year period.

Full-year 2019 net income was $681.1 million, or $1.64 per share, compared to $557.0 million, or $1.25 per share, for the prior-year period. Adjusted net income (non-GAAP) for the full-year 2019 was $698.8 million, or $1.68 per share, compared to $531.2 million, or $1.19 per share, for the prior-year period. Full-year 2019 EBITDAX (non-GAAP) was $1.4 billion, compared to $1.3 billion for the prior-year period.

For the full-year 2019, net cash provided by operating activities was $1.4 billion, compared to $1.1 billion for the prior-year period. Full-year 2019 discretionary cash flow (non-GAAP) was $1.4 billion, compared to $1.3 billion for the prior-year period. Full-year 2019 free cash flow (non-GAAP) was $563.1 million, compared to $296.6 million for the prior-year period. Full-year 2019 ROCE (non-GAAP) improved to 22.2 percent, compared to 15.9 percent for the prior-year period.

Full-year 2019 natural gas price realizations, including the impact of derivatives, were $2.45 per Mcf, a decrease of four percent compared to the prior-year period.

Full-year 2019 operating expenses (including interest expense) decreased to $1.44 per Mcfe, an 18 percent improvement compared to the prior-year period. All operating expenses per unit decreased relative to the prior-year period.

Cabot incurred a total of $783.3 million of capital expenditures in 2019 including $761.5 million of drilling and facilities capital, $6.1 million of leasehold acquisition capital, and $15.7 million of other capital. Additionally, the Company contributed $9.3 million to its recently divested equity method pipeline investments in 2019. See the supplemental table at the end of this press release reconciling the capital expenditures for the year.

Return of Capital

Cabot returned $665.4 million of capital to shareholders through dividends and share repurchases in 2019, representing 118 percent of the Company’s free cash flow. During the year, Cabot increased its quarterly dividend per share by 43 percent and repurchased 25.5 million shares. Since reactivating the share repurchase program in the second quarter of 2017, Cabot has reduced its shares outstanding by over 14 percent to 398.6 million shares. The Company currently has 11.0 million remaining shares authorized under its share repurchase program (or approximately three percent of its current shares outstanding). Cabot continues to target a minimum return of capital of at least 50 percent of free cash flow annually.

Financial Position and Liquidity

As of December 31, 2019, Cabot had total debt of $1.2 billion and cash on hand of $200.2 million. The Company's net debt-to-adjusted capitalization ratio and net debt-to-trailing twelve months EBITDAX ratio were 32.2 percent and 0.7x, respectively, compared to 37.0 percent and 1.0x as of December 31, 2018. The Company currently has no debt outstanding under its credit facility, resulting in approximately $1.7 billion of liquidity.

Upper Marcellus Operations Update

During 2018 and 2019, Cabot placed 25 Upper Marcellus wells on production. Excluding four wells that were located on a pad where the Company had an underperforming lateral placement pilot test, the average estimated ultimate recovery (EUR) per thousand lateral feet was 2.7 Bcf. "We believe the results from our recent Upper Marcellus wells highlight the Upper Marcellus as a distinct, economic interval that exceeds the average well productivity across the basin,” stated Dinges. “Our prolific acreage position in northeast Pennsylvania provides us with over two decades of remaining drilling locations, including nine years of remaining Lower Marcellus inventory.” The Company plans to test an additional five Upper Marcellus wells in 2020 to further optimize lateral placement and completion design.

Year-End 2019 Proved Reserves

Cabot reported year-end proved reserves of 12.9 Tcfe, an increase of 11 percent over year-end 2018. The table below reconciles the components driving the 2019 reserve increase:

Proved Reserves Reconciliation (in Bcfe)
Balance at December 31, 2018	11,605
Revisions of prior estimates	47
Extensions, discoveries and other additions	2,116
Production	(865))
Balance at December 31, 2019	12,903

As of December 31, 2019, 100 percent of Cabot’s year-end proved reserves were natural gas and were located in the Marcellus Shale. Approximately 62 percent of the year-end proved reserves were classified as proved developed and 38 percent were classified as proved undeveloped (PUD), including six percent of drilled and uncompleted PUDs

Total costs incurred during 2019 were $787.7 million, which included $761.3 million for development costs, $20.3 million for exploration costs, and $6.1 million for lease acquisition costs. All-sources F&D costs (non-GAAP) were $0.36 per Mcfe, while drill-bit F&D costs (non-GAAP) were $0.37 per Mcfe in 2019.

The SEC price used for reporting Cabot's year-end 2019 proved reserves, which has been adjusted for basis and quality differentials, was $2.35 per Mcf, a nine percent year-over-year decrease. Assuming the SEC price, the pre-tax PV-10 (non-GAAP) of the year-end 2019 proved reserves was $7.5 billion, an eight percent decrease compared to $8.1 billion at year-end 2018.

First Quarter and Full-Year 2020 Guidance

Cabot has provided its first quarter 2020 production guidance range of 2,350 to 2,400 Mmcfe per day, representing a three percent sequential decline at the midpoint of the range relative to the fourth quarter of 2019. Based on the timing of wells being placed on production throughout the year, the Company anticipates an additional sequential decline in the second quarter of 2020 before increasing volumes in the second half of the year.

Cabot has also reaffirmed its recently announced plan to deliver an average net production rate of approximately 2,400 Mmcfe per day in 2020 from a capital program of $575 million. Based on the current NYMEX futures curve, this plan is expected to generate enough free cash flow to cover the Company’s dividend while also providing a modest amount of excess free cash flow for further return of capital to shareholders or debt repayment. At a $2.25 average NYMEX price, the plan is expected to deliver between $275 and $300 million of free cash flow and generate a return on capital employed between 11 and 12 percent. The Company continues to analyze the outlook for the natural gas markets in 2020 and beyond and is prepared to reduce capital spending further if market conditions warrant it.
Conference Call Webcast

A conference call is scheduled for Friday, February 21, 2020, at 9:30 a.m. Eastern Time to discuss fourth quarter and full-year 2019 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company's website. A replay of the call will also be available on the Company's website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.

This press release includes forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, returns to shareholders, strategic pursuits and goals, market prices, future hedging and risk management activities, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", “outlook”, "predict", "may", "should", "could", "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, pipeline projects, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other Securities and Exchange Commission (SEC) filings. See "Risk Factors" in Item 1A of the Form 10-K and subsequent public filings for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

OPERATING DATA

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
PRODUCTION VOLUMES
Natural gas (Bcf)	226.1	206.3	865.3	729.9
Crude oil and condensate (Mbbl)	—	—	—	754.0
Natural gas liquids (NGLs) (Mbbl)	—	—	—	75.1
Equivalent production (Bcfe)	226.1	206.3	865.3	735.0
Daily equivalent production (Mmcfe/day)	2,457	2,243	2,371	2,014

AVERAGE SALES PRICE
Natural gas, including hedges ($/Mcf)	$2.15	$3.11	$2.45	$2.54
Natural gas, excluding hedges ($/Mcf)	$2.05	$3.22	$2.29	$2.58
Crude oil and condensate, including hedges ($/Bbl)	$—	$—	$—	$63.68
Crude oil and condensate, excluding hedges ($/Bbl)	$—	$—	$—	$64.68
NGL ($/Bbl)	$—	$—	$—	$21.51

AVERAGE UNIT COSTS ($/Mcfe)(1)
Direct operations	$0.09	$0.08	$0.09	$0.09
Transportation and gathering	0.66	0.68	0.66	0.68
Taxes other than income	0.01	0.03	0.02	0.03
Exploration	0.02	0.22	0.02	0.15
Depreciation, depletion and amortization	0.47	0.63	0.47	0.57
General and administrative (excluding stock-based compensation)	0.07	0.07	0.07	0.09
Stock-based compensation	0.03	0.08	0.04	0.05
Interest expense	0.06	0.08	0.06	0.10
	$1.43	$1.87	$1.44	$1.76

WELLS DRILLED(2)
Gross	25	37	96	97
Net	23.0	35.1	94.0	95.1

WELLS COMPLETED(2)
Gross	28	33	99	94
Net	26.0	32.0	97.0	93.0
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(1)	Total unit cost may differ from the sum of the individual costs due to rounding.

(2)	Wells drilled represents wells drilled to total depth during the period. Wells completed includes wells completed during the period, regardless of when they were drilled.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2019	2018	2019	2018
OPERATING REVENUES
Natural gas	$463,451	$663,547	$1,985,240	$1,881,150
Crude oil and condensate	—	—	—	48,722
Gain (loss) on derivative instruments	(2,158)	46,060	80,808	44,432
Brokered natural gas	—	6,155	—	209,530
Other	75	539	229	4,314
	461,368	716,301	2,066,277	2,188,148
OPERATING EXPENSES
Direct operations	21,350	16,889	76,958	69,646
Transportation and gathering	149,974	140,883	574,677	496,731
Brokered natural gas	—	5,761	—	184,198
Taxes other than income	2,959	7,208	17,053	22,642
Exploration	5,241	45,654	20,270	113,820
Depreciation, depletion and amortization	106,439	129,269	405,733	417,479
General and administrative (excluding stock-based compensation)	15,692	15,113	64,090	63,494
Stock-based compensation(1)	6,808	15,516	30,780	33,147
	308,463	376,293	1,189,561	1,401,157
Earnings on equity method investments	69,302	2,146	80,496	1,137
Gain (loss) on sale of assets	2	(1,477)	(1,462)	(16,327)
INCOME FROM OPERATIONS	222,209	340,677	955,750	771,801
Interest expense, net	14,650	15,624	54,952	73,201
Other expense	144	116	574	463
Income before income taxes	207,415	324,937	900,224	698,137
Income tax expense	60,475	49,893	219,154	141,094
NET INCOME	$146,940	$275,044	$681,070	$557,043
Earnings per share - Basic	$0.36	$0.64	$1.64	$1.25
Weighted-average common shares outstanding	404,581	430,978	415,514	445,538
_______________________________________________________________________________

(1)	Includes the impact of our performance share awards and restricted stock.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)	December 31, 2019	December 31, 2018
ASSETS
Current assets	$568,248	$544,545
Properties and equipment, net (Successful efforts method)	3,855,706	3,463,606
Other assets	63,291	190,678
	$4,487,245	$4,198,829

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	241,034	$287,264
Current portion of long-term debt	87,000	—
Long-term debt, net (excluding current maturities)	1,133,025	1,226,104
Deferred income taxes	702,104	458,597
Other liabilities	172,595	138,705
Stockholders’ equity	2,151,487	2,088,159
	$4,487,245	$4,198,829
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2019	2018	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$146,940	$275,044	$681,070	$557,043
Deferred income tax expense	55,421	97,804	244,418	229,603
(Gain) loss on sale of assets	(2)	1,477	1,462	16,327
Exploratory dry hole cost	2,220	41,316	2,236	97,741
(Gain) loss on derivative instruments	2,158	(46,060)	(80,808)	(44,432)
Net cash received (paid) in settlement of derivative instruments	23,519	(21,277)	138,450	(41,631)
Distribution of earnings from equity method investments	3,115	1,296	15,725	1,296
Income charges not requiring cash	44,173	143,204	358,212	452,416
Changes in assets and liabilities	(14,564)	(176,753)	85,026	(163,460)
Net cash provided by operating activities	262,980	316,051	1,445,791	1,104,903

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(167,672)	(246,967)	(788,368)	(894,470)
Proceeds from sale of assets	199	2,825	2,600	678,350
Investment in equity method investments	(361)	(4,397)	(9,338)	(77,263)
Distribution of investment from equity method investments	72	—	1,728	—
Proceeds from sale of equity method investments	249,463	—	249,463	—
Net cash provided by (used in) investing activities	81,701	(248,539)	(543,915)	(293,383)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) of debt	—	(60,000)	(7,000)	(297,000)
Treasury stock repurchases	(172,417)	(291,036)	(519,863)	(872,761)
Dividends paid	(40,793)	(30,184)	(145,515)	(111,369)
Tax withholding on vesting of stock awards	(3)	(82)	(10,590)	(8,150)
Capitalized debt issuance costs	(1)	—	(7,412)	—
Net cash used in financing activities	(213,214)	(381,302)	(690,380)	(1,289,280)
Net increase (decrease) in cash, cash equivalents and restricted cash	$131,467	$(313,790)	$211,496	$(477,760)

Explanation and Reconciliation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, we believe certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results and results of prior periods. In addition, we believe these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

We have also included herein certain forward-looking non-GAAP financial measures. Due to the forward-looking nature of these non-GAAP financial measures, we cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Reconciling items in future periods could be significant.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Earnings Per Share

Adjusted Net Income and Adjusted Earnings per Share are presented based on our belief that these non-GAAP measures enable a user of the financial information to understand the impact of these items on reported results. Adjusted Net Income is defined as net income plus gain and loss on sale of assets, gain and loss on derivative instruments, gain on sale of equity method investment, stock-based compensation expense, severance expense, interest expense related to income tax reserves and tax effect on selected items. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods. Adjusted Net Income and Adjusted Earnings per Share are not measures of financial performance under GAAP and should not be considered as alternatives to net income and earnings per share, as defined by GAAP.

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2019	2018	2019	2018
As reported - net income	$146,940	$275,044	$681,070	$557,043
Reversal of selected items:
(Gain) loss on sale of assets	(2)	1,477	1,462	16,327
(Gain) loss on derivative instruments(1)	25,677	(67,337)	57,642	(86,063)
Gain on sale of equity method investment	(66,412)	—	(66,412)	—
Stock-based compensation expense	6,808	15,516	30,780	33,147
Severance expense	—	—	2,521	28
Interest expense related to income tax reserves	—	(538)	(3,052)	3,116
Tax effect on selected items	7,739	11,619	(5,233)	7,637
Adjusted net income	$120,750	$235,781	$698,778	$531,235
As reported - earnings per share	$0.36	$0.64	$1.64	$1.25
Per share impact of selected items	(0.06)	(0.09)	0.04	(0.06)
Adjusted earnings per share	$0.30	$0.55	$1.68	$1.19
Weighted-average common shares outstanding	404,581	430,978	415,514	445,538
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(1)
This amount represents the non-cash mark-to-market changes of our commodity derivative instruments recorded in Gain (loss) on derivative instruments in the Condensed Consolidated Statement of Operations.

Return on Capital Employed
Return on Capital Employed (ROCE) is defined as Adjusted Net Income (defined above) plus after-tax net interest expense divided by average capital employed, which is defined as total debt plus stockholders’ equity. ROCE is presented based on our belief that this non-GAAP measure is useful information to investors when evaluating our profitability and the efficiency with which we have employed capital over time. ROCE is not a measure of financial performance under GAAP and should not be considered an alternative to net income.

	Twelve Months Ended December 31,
(In thousands)	2019	2018
Interest expense, net	$54,952	$73,201
Interest expense related to income tax reserves (1)	3,052	(3,116)
Tax benefit	(13,241)	(16,004)
After-tax interest expense, net (A)	44,763	54,081

As reported - net income	681,070	557,043
Adjustments to as reported - net income, net of tax	17,708	(25,808)
Adjusted net income (B)	698,778	531,235

Adjusted net income before interest expense, net (A + B)	$743,541	$585,316

Total debt - beginning	$1,226,104	$1,521,891
Stockholders’ equity - beginning	2,088,159	2,523,905
Capital employed - beginning	3,314,263	4,045,796

Total debt - ending	1,220,025	1,226,104
Stockholders’ equity - ending	2,151,487	2,088,159
Capital employed - ending	3,371,512	3,314,263

Average capital employed (C)	$3,342,888	$3,680,030

Return on average capital employed (ROCE) (A + B) / C	22.2%	15.9%
_______________________________________________________________________________

(1)	Interest expense related to income tax reserves is included in the adjustments to as reported - net income, net of tax.

Discretionary Cash Flow and Free Cash Flow Calculation and Reconciliation
Discretionary Cash Flow is defined as net cash provided by operating activities excluding changes in assets and liabilities. Discretionary Cash Flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies that use the full cost method of accounting for oil and gas producing activities or have different financing and capital structures or tax rates. Discretionary Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

Free Cash Flow is defined as Discretionary Cash Flow (defined above) less capital expenditures and investment in equity method investments. Free Cash Flow is an indicator of a company's ability to generate cash flow after spending the money required to maintain or expand its asset base. Free Cash Flow is presented based on our belief that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies. Free Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income.

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2019	2018	2019	2018
Net cash provided by operating activities	$262,980	$316,051	$1,445,791	$1,104,903
Changes in assets and liabilities	14,564	176,753	(85,026)	163,460
Discretionary cash flow	277,544	492,804	1,360,765	1,268,363
Capital expenditures	(167,672)	(246,967)	(788,368)	(894,470)
Investment in equity method investments	(361)	(4,397)	(9,338)	(77,263)
Free cash flow	$109,511	$241,440	$563,059	$296,630
EBITDAX Calculation and Reconciliation
EBITDAX is defined as net income plus interest expense, other expense, income tax expense, depreciation, depletion and amortization (including impairments), exploration expense, gain and loss on sale of assets, non-cash gain and loss on derivative instruments, earnings and loss on equity method investments, cash distributions received from equity method investments, and stock-based compensation expense. EBITDAX is presented based on our belief that this non-GAAP measure is useful information to investors when evaluating our ability to internally fund exploration and development activities and to service or incur debt without regard to financial or capital structure. EBITDAX is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or net income, as defined by GAAP, or as a measure of liquidity.

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2019	2018	2019	2018
Net income	$146,940	$275,044	$681,070	$557,043
Plus (less):
Interest expense, net	14,650	15,624	54,952	73,201
Other expense	144	116	574	463
Income tax expense	60,475	49,893	219,154	141,094
Depreciation, depletion and amortization	106,439	129,269	405,733	417,479
Exploration	5,241	45,654	20,270	113,820
(Gain) loss on sale of assets	(2)	1,477	1,462	16,327
Non-cash (gain) loss on derivative instruments	25,677	(67,337)	57,642	(86,063)
Earnings on equity method investments	(69,302)	(2,146)	(80,496)	(1,137)
Equity method investment distributions	3,187	1,296	17,453	1,296
Stock-based compensation	6,808	15,516	30,780	33,147
EBITDAX	$300,257	$464,406	$1,408,594	$1,266,670
Net Debt Reconciliation
The total debt to total capitalization ratio is calculated by dividing total debt by the sum of total debt and total stockholders’ equity. This ratio is a measurement which is presented in our annual and interim filings and we believe this ratio is useful to investors in determining our leverage. Net Debt is calculated by subtracting cash and cash equivalents from total debt. Net Debt and the Net Debt to Adjusted Capitalization ratio are non-GAAP measures which we believe are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire debt. Additionally, as we may incur additional expenditures without increasing debt, it is appropriate to apply cash and cash equivalents to debt in calculating the Net Debt to Adjusted Capitalization ratio.

(In thousands)	December 31, 2019	December 31, 2018
Current portion of long-term debt	$87,000	$—
Long-term debt, net	1,133,025	1,226,104
Total debt	$1,220,025	$1,226,104
Stockholders’ equity	2,151,487	2,088,159
Total capitalization	$3,371,512	$3,314,263

Total debt	$1,220,025	$1,226,104
Less: Cash and cash equivalents	(200,227)	(2,287)
Net debt	$1,019,798	$1,223,817

Net debt	$1,019,798	$1,223,817
Stockholders’ equity	2,151,487	2,088,159
Total adjusted capitalization	$3,171,285	$3,311,976

Total debt to total capitalization ratio	36.2%	37.0%
Less: Impact of cash and cash equivalents	4.0%	—%
Net debt to adjusted capitalization ratio	32.2%	37.0%
Capital Expenditures

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2019	2018	2019	2018
Cash paid for capital expenditures	$167,672	$246,967	$788,368	$894,470
Change in accrued capital costs	(4,306)	17,326	(2,870)	19,346
Exploratory dry hole cost	(2,220)	(41,316)	(2,236)	(97,741)
Capital expenditures	$161,146	$222,977	$783,262	$816,075

Finding and Development Costs
Drill-Bit Finding and Development Cost is defined as costs incurred in exploration and development activities as defined by GAAP divided by reserve extensions, discoveries and other additions. All-Sources Finding and Development Cost is defined as costs incurred in property acquisition, exploration and development activities, as defined by GAAP, divided by the total of reserve extensions, discoveries and other additions and revision of prior estimates. Drill-Bit Finding and Development Cost and All-Sources Finding and Development Cost are presented based on management's belief that these non-GAAP measures are useful information to investors to evaluate how much it costs to add proved reserves. These calculations do not include the future development costs required for the development of proved undeveloped reserves and may not be comparable to similarly titled measurements used by other companies.

	Year Ended December 31,
	2019	2018
Costs incurred in oil and gas property acquisition, exploration and development activities (In thousands)
Exploration costs	$20,270	$94,309
Development costs	761,326	778,574
Exploration and development costs (A)	781,596	872,883
Property acquisition costs, unproved	6,072	29,851
Total costs incurred (B)	787,668	902,734

Extensions, discoveries and other additions (Bcfe) (C)	2,116	2,244
Revision of prior estimates (Bcfe) (D)	47	780

Drill-bit finding and development costs ($ per Mcfe) (A) / (C)	$0.37	$0.39
All-sources finding and development costs ($ per Mcfe) (B) / (C + D)	$0.36	$0.30

Pre-Tax Present Value of Future Net Cash Flows Calculation and Reconciliation
Pre-Tax Present Value of Future Net Cash Flows, discounted at 10% annual rate (Pre-Tax PV-10), is defined as Standardized Measure of Discounted Future Net Cash Flows plus Future Income Tax Expenses, discounted at 10% annual rate. Year-end Pre-Tax PV-10 value is presented based on our belief that this non-GAAP measure is useful information to investors and creditors when comparing Pre-Tax PV-10 values as a basis for comparison of our relative size and value of reserves as compared with other companies. Pre-Tax PV-10 is not a measure under GAAP and should not be considered as alternative to Standardized Measure of Discounted Future Net Cash Flows, as defined by GAAP.

(In thousands)	December 31, 2019	December 31, 2018
Standardized Measure of Discounted Future Net Cash Flows	$5,861,117	$6,483,308
Plus: Future Income Tax Expenses, discounted at 10% annual rate	1,639,288	1,651,488
Pre-tax Present Value of Future Net Cash Flows, discounted at 10% annual rate	$7,500,405	$8,134,796